EXHIBIT 4.01
EXECUTION VERSION

May 16, 2008

The Steak N Shake Company
500 Century Building
36 South Pennsylvania Street
Indianapolis, Indiana 46204
Attention:  Chief Financial Officer

Re:	Amendment No. 7 to Amended and Restated Note Purchase and Private Shelf Agreement

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Note Purchase and Private Shelf Agreement dated as of September 20, 2002, as amended by that certain Amendment No. 1 dated December 18, 2002, that certain Amendment No. 2 dated May 21, 2003, that certain Amendment No. 3 dated September 17, 2003, that certain Amendment dated November 7, 2005, that certain Amendment No. 5 dated October 30, 2007 and that certain Amendment No. 6 dated December 5, 2007 (as so amended, the “Note Agreement”) among The Steak N Shake Company, an Indiana corporation (the “Company”), Prudential Investment Management, Inc., The Prudential Insurance Company of America and each Prudential Affiliate which has or may become a party thereto in accordance with the terms thereof (collectively, “Prudential”), pursuant to which the Company issued and sold and Prudential purchased the Company’s senior fixed rate notes from time to time.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Note Agreement.

Pursuant to the request of the Company and in accordance with the provisions of paragraph 11C of the Note Agreement, the parties hereto agree as follows:

SECTION 1.  Amendment.  From and after the Effective Date (as defined in Section 3 below), the Note Agreement is amended as follows:

1.1            Paragraph 4B of the Note Agreement is amended in its entirety as follows:

“4B.             Required Prepayments of Shelf Notes and under Intercreditor Agreement.

 4B(1).        Required Prepayments of Shelf Notes. Each Series of Shelf Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series.

 4B(2).        Required Prepayment Pursuant to Intercreditor Agreement.  If any amounts are to be applied to the principal of the Notes on any date pursuant to the terms of the Intercreditor Agreement, such principal amount of the Notes, together with interest thereon to such date and together with the Yield-Maintenance Amount, if any, with respect to each Note, shall be due and payable on such date.  Any partial prepayment of the Notes pursuant to this paragraph 4B(2) shall be applied in satisfaction of the required payments of principal thereof (including the required payment of principal due upon the maturity thereof) in the inverse order of their scheduled due dates.

1.2            Paragraph 4E of the Note Agreement is amended in its entirety as follows:

“4E.             Application of Prepayments.  In the case of each prepayment of less than the entire unpaid principal amount of all outstanding Notes of any Series pursuant to paragraphs 4A or 4B(1), the amount to be prepaid shall be applied pro rata to all outstanding Notes of such Series (including, for the purpose of this paragraph 4E only, all Notes prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates other than by prepayment pursuant to paragraph 4A, 4B or 4C) according to the respective unpaid principal amounts thereof.  In the case of each prepayment of less than the entire unpaid principal amount of all outstanding Notes pursuant to paragraph 4B(2) or 4C, the amount to be prepaid shall be applied pro rata to all outstanding Notes (excluding any Notes prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates) according to the respective unpaid principal amounts thereof.”

1.3            Paragraph 5A is amended by deleting the “and” at the end of clause (iv) thereof, renumbering clause (v) therein as clause (vi) and adding a new clause (v) thereto as follows:

“(v)              Simultaneously with the transmission thereof, copies of all notices, reports, financial statements or other communications given to the Bank Agent or any Bank under a Credit Agreement, excluding routine borrowing requests; and”

1.4            Paragraph 5G of the Note Agreement is amended in its entirety as follows:

“5G.            Change in Control Put Option.  The Company covenants that within three Business Days after any Responsible Officer shall obtain knowledge of the occurrence of a Change in Control Event, the Company shall provide each holder of Notes written notice thereof, describing in reasonable detail the facts and circumstances constituting such Change in Control Event.  Following the occurrence of any Change in Control Event, if at any time prior to 15 Business Days after receipt of notice thereof, the holder of any Note requests in writing that the Company purchase the Note(s) held by such holder, the Company shall, on the 20th Business Day after such receipt of such notice, purchase (and each such holder thereof shall sell) such Note(s) at a purchase price equal to the aggregate outstanding principal amount thereof, together with interest thereon to the date of purchase and the Yield-Maintenance Amount, if any, with respect thereto.

No holder of any Note to be sold pursuant to the paragraph 5G shall be required to make any representation or warranty in connection with such sale, other than with respect to its ownership of its Note.”

1.5            New paragraph 5I is added to the Note Agreement as follows:

5I.               Deliveries; Further Assurances.  The Company covenants to, and to cause each Guarantor to, at its sole expense, promptly execute and deliver, or cause to be executed and delivered, to the holders of the Notes or the Collateral Agent, in due form for filing or recording (the Company hereby agrees to pay the cost of filing or recording the same (including without limitation any and all filing fees and recording taxes)) in all public offices necessary or deemed necessary by the Required Holder(s) or the Collateral Agent, such collateral assignments, security agreements, pledge agreements, warehouse receipts, bailee letters, consents, waivers, financing statements and other instruments and documents, and do such other acts and things, including, without limitation, all acts and things as the Required Holder(s) or the Collateral Agent may from time to time reasonably request, to establish and maintain to the satisfaction of the Required Holder(s) and the Collateral Agent a valid and perfected first priority security interest in favor of the Collateral Agent in all of the present and/or future Collateral free of all other Liens whatsoever (subject only to the Liens permitted by clauses (i), (ii), (iii), (iv) and (vi) of paragraph 6C(1)), and to deliver to the Collateral Agent or the holders of the Notes such certificates, documents, instruments and opinions in connection therewith as may be reasonably requested by the Collateral Agent or the Required Holder(s), each in form and substance reasonably satisfactory to the Collateral Agent and the Required Holder(s).  The Company hereby irrevocably makes, constitutes and appoints the Collateral Agent (and all other persons designated by the Collateral Agent for that purpose) as the Company’s true and lawful agent and attorney-in-fact to, if the Company fails to do so as required upon the request of the Required Holder(s) or the Collateral Agent, sign the Company’s name on any such agreements, instruments and documents referred to in the preceding sentences and to deliver such agreements, instruments and documents to such Persons as the Required Holder(s) or the Collateral Agent in their sole discretion may elect.”

1.6            Paragraph 6A of the Note Agreement is amended in its entirety to read as follows:

“6A.             Debt Service Coverage Ratio.  The Company will not permit the Debt Service Coverage Ratio to be less than (i) 0.90 to 1.00 at any time on or prior to the fiscal period ending on (or nearest to) December 19, 2007, (ii) 0.70 to 1.00 at any time on or after the fiscal period beginning on (or nearest to) December 19, 2007 to the fiscal period ending on (or nearest to) March 31, 2009 and (iii) 1.25 to 1.00 at any other time.”

1.7            Paragraph 6C(1) (Liens) of the Note Agreement is amended by deleting the “and” at the end of clause (iv) thereof, amending clause (v) therein in its entirety as follows and adding a new clause (vi) thereto as follows:

“(v) Liens in favor of the Collateral Agent securing the Senior Indebtedness (as defined in the Intercreditor Agreement); provided that the Intercreditor Agreement is in full force and effect; and

(vi)              other Liens of the Company or Subsidiaries, so long as Priority Debt at no time exceeds $750,000 (notwithstanding the foregoing in this clause (vi), the basket provided in this clause (vi) shall not be used to provide credit enhancements (in any form, including Liens and Guarantees) to the lenders under a Credit Agreement);”.

1.8            Clauses (i), (ii) and (v) of paragraph 6C(2) (Debt) of the Note Agreement are amended and restated to read in their entirety as follows:

“(i) Debt of any Subsidiary to the Company or a Wholly-Owned Subsidiary and Debt of the Company to any Wholly-Owned Subsidiary;

(ii) Debt of any Subsidiary under a Guarantee of Indebtedness or other obligations of the Company under a Credit Agreement, provided that such Subsidiary is party to the Guaranty Agreement and the Intercreditor Agreement is in full force and effect and applicable to such Guarantee;”

....

(v) other Debt of the Company or Subsidiaries, so long as Priority Debt at no time exceeds $750,000 (notwithstanding the foregoing clause (v), the Debt basket provided in this clause (v) shall not be used to provide credit enhancements (in any form, including Guarantees or Liens) to the lenders under a Credit Agreement);”

1.9            The proviso appearing at the end of paragraph 6C(2) (Debt) of the Note Agreement is amended in its entirety and the following is hereby substituted therefore:

“provided that for each period of four (4) consecutive fiscal quarters, the Company shall, at all times, maintain a ratio of Consolidated Debt to consolidated EBITDA (the “Leverage Ratio”) not exceeding (i) 3.75 to 1.00 for the four (4) consecutive fiscal quarter periods ending on (or nearest to) December 30, 2007, (ii) 4.75 to 1.00 for the four (4) consecutive fiscal quarter periods ending on (or nearest to) March 30, 2008, June 29, 2008 and September 30, 2008, (iii) 4.00 to 1.00 for the four consecutive fiscal quarter periods ending on (or nearest to) December 31, 2008, (iv) 3.50 to 1.00 for the four consecutive fiscal quarter periods ending on (or nearest to) March 31, 2009, and (v) 2.75 to 1.00 at any other time; further provided that for purposes of the Leverage Ratio, all current and future Capitalized Lease Obligations shall, for so long as the underlying leases are in effect, at all times be included in the computation of Consolidated Debt of the Company notwithstanding any subsequent reclassification of such Capitalized Lease Obligations as operating leases under generally accepted accounting principles (and with respect to such rental obligations that are reclassified as operating leases, the amount of such rental obligations included in the computation of Consolidated Debt shall be the amount that would otherwise be required to be capitalized in accordance with generally accepted accounting principles if such rental obligations were in fact Capitalized Lease Obligations (it being understood and agreed that if the Company and/or its Subsidiaries has Capitalized Lease Obligations at the time of calculating the capitalized amount of such operating leases, such calculation of the capitalized amount of such operating leases shall be performed consistent with the methodology used to calculate the capitalized amount of such Capitalized Lease Obligations)).  Together with the delivery of financial statements required by paragraphs 5A(i) and (ii), for each Capitalized Lease Obligation reclassified as an operating lease the Company will deliver to each Significant Holder an Officer’s Certificate demonstrating the computation (including disclosing the discount rate used in each such computation) of the capitalized portion of such operating lease required to be included in the computation of Consolidated Debt for purposes of the Leverage Ratio pursuant to the immediately preceding proviso.”

1.10                       Paragraph 6C(2A) is amended in its entirety to read as follows:

“6C(2A).    Leverage Fee.  In addition to interest accruing on the Notes, the Company agrees to pay to the holders of the Notes a fee (the “Leverage Fee”) with respect to each fiscal quarter of the Company, beginning with the fiscal quarter ending on (or nearest to) March 31, 2008, on the last day of which the Leverage Ratio for the four most recent fiscal quarters then ended is equal to or greater than 3.00 to 1.00.  The Leverage Fee payable with respect to each Note shall be a dollar amount equal to (a) the product obtained by multiplying (i) (A) .010 if the Leverage Ratio is less than 4.00 to 1.00, and (B) .025 if the Leverage Ratio is equal to or greater than 4.00 to 1.00, in either case times (ii) the Weighted Dollar Average (as defined below) of the principal balance of such Note during the fiscal quarter to which the Leverage Fee relates and (b) dividing the product thus obtained by four.  The Leverage Fee for each applicable fiscal quarter shall be payable in arrears on the date upon which the financial statements for such fiscal quarter are to be delivered under paragraph 5A(i) (or paragraph 5A(ii), if the applicable fiscal quarter is the last fiscal quarter in a fiscal year).  If the Company fails to deliver financial statements under paragraphs 5A(i) or 5A(ii) for any fiscal quarter or fiscal year by the date such delivery is due, and fails to provide such financial statements within five (5) days of written notice of such failure given to the Company, then the Company shall be deemed to owe the Leverage Fee for such fiscal quarter and shall make the payment required for such fiscal quarter on the date due pursuant to the preceding sentence.  Payment of the Leverage Fee shall be made pursuant to the terms of paragraph 11A.

The acceptance of the Leverage Fee by any holder of a Note shall not constitute a waiver of any Default or Event of Default, including, without limitation, any Default or Event of Default under paragraph 6C(2).  The consequences for the failure to pay the Leverage Fee when due shall be governed by paragraph 7A(ii) hereof, treating the Leverage Fee, for such purposes and for the purpose of determining the amount payable upon acceleration of the Notes, as interest.

As used in this paragraph 6C(2A), “Weighted Dollar Average” shall mean, with respect to any Note, during any fiscal quarter of the Company, a dollar amount determined by adding together the daily outstanding principal balance of such Note during such fiscal quarter and dividing the amount thus obtained by the total number of days in such fiscal quarter.”

1.11                       Paragraph 6C(3) of the Note Agreement is amended in its entirety to read as follows:

“6C(3).       Consolidated Net Worth.  The Company will at all times keep and maintain Consolidated Net Worth at an amount not less than $270,000,000.”

1.12                       Paragraph 6C(4)(vi) of the Note Agreement is amended in its entirety to read as follows:

“(vi) [Intentionally Omitted]; and”

1.13                       Clause (ii) of paragraph 6C(6) is amended in its entirety as follows:

“(ii)             any Guarantor may merge or consolidate with or into another Guarantor and any Subsidiary that is not a Guarantor may merge or consolidate with or into a Wholly-Owned Subsidiary, and”

1.14                       Paragraph 6C(7) of the Note Agreement is amended by amending clauses (ii) and (iii) thereof in their entirety as follows:

“(ii)             any Guarantor may Transfer assets to the Company or another Guarantor and any Subsidiary that is not a Guarantor may Transfer assets to the Company or a Wholly-Owned Subsidiary, and

(iii)             the Company and Subsidiaries may otherwise Transfer assets for fair market value (as determined in good faith by the Company); provided that (a) the aggregate proceeds realized for all Transfers of assets pursuant to this clause (iii) does not exceed $50,000,000, (b) the proceeds from any such Transfer are used for working capital purposes or applied to reduce the Indebtedness outstanding under the Credit Agreement or to prepay the Notes pursuant to paragraph 4C and (c) the aggregate amount of proceeds from all such Transfers that are used for working capital purposes and are not used to reduce Indebtedness outstanding under the Credit Agreement or prepay Notes pursuant to paragraph 4C does not exceed $10,000,000.”

1.15                       A new paragraph 6C(11) is added to the Note Agreement as follows:

“6C(11).     Restricted Payments.  At any time declare or make, or become obligated to declare or make, any Restricted Payment, except that the Company may repurchase outstanding shares of its common stock so long as, at the time of any such repurchase and after giving effect thereto (i) the Leverage Ratio for the four (4) consecutive fiscal quarter periods ending on the fiscal quarter most recently ended (assuming for this purpose that such share repurchase had occurred on the last day of such fiscal quarter) is not greater than 2.75 to 1.00, (ii) the Debt Service Coverage Ratio (assuming for this purpose that such share repurchase had occurred on the last day of the fiscal quarter most recently ended) is not less than 1.25 to 1.00, and (iii) no Default or Event of Default shall exist.”

1.16                       A new paragraph 6D is added to the Note Agreement as follows:

“6D.            Availability under Credit Agreement.  The Company shall not permit at any time there not to be in full force and effect a commitment by the Banks under a Credit Agreement to make revolving loans to the Company in an aggregate outstanding principal amount of up to at least $30,000,000.”

1.17                       Paragraph 7A of the Note Agreement is amended by amending clauses (iv) and (vi) in their entirety, adding “or” at the end of clause (xiv) thereof and adding a new clause (xv) as follows:

“(iv)             any representation or warranty made by the Company or any Guarantor herein or in any other Transaction Document or by the Company or any Guarantor or any of its respective officers in any writing furnished in connection with or pursuant to this Agreement or any other Transaction Document shall be false or misleading in any material respect on the date as of which made; or”

…

“(vi)             the Company fails to perform or observe any other agreement, term or condition contained herein and such failure shall not be remedied within 30 days after any Responsible Officer obtains actual knowledge thereof, or the Company or any Guarantor fails to perform or observe any agreement contained in any other Transaction Document and such failure shall not be remedied within the grace period, if any, provided therefor in such Transaction Document; or”

…

“(xv)            any Guaranty Agreement or any Collateral Document shall cease to be in full force and effect, or the Company or any Guarantor shall contest or deny the validity or enforceability of, or deny that it has any liability or obligations under, any Guaranty Agreement or any Collateral Document, or the Collateral Agent does not have or ceases to have a valid first priority perfected security interest (subject only to Liens permitted by clauses (i), (ii), (iii), (iv) and (vi) of paragraph 6C(1)) in any Collateral for the benefit of the holders of the Notes;”

1.18                       Paragraph 7D of the Note Agreement is amended in its entirety as follows:

“7D.            Other Remedies.  If any Event of Default or Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement, the other Transaction Documents and such Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or the other Transaction Documents or in aid of the exercise of any power granted in this Agreement or any Transaction Document.  No remedy conferred in this Agreement or the other Transaction Documents upon the holder of any Note or the Collateral Agent is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.”

1.19                       Paragraph 8A(1) of the Note Agreement is amended by adding the following sentence to the end thereof:

“Schedule 8A(1) hereto sets forth, as of the Seventh Amendment Effective Date, a correct list of each Subsidiary, its jurisdiction of incorporation and its ownership, and whether such Subsidiary is a guarantor or otherwise Guarantees any of the Indebtedness or other obligations of the Company or any Guarantor under the Credit Agreement.”

1.20                       New paragraphs 8R and 8S are added to the Note Agreement as follows:

“8R.            Absence of Financing Statements, Etc.  Except with respect to the Liens permitted by paragraph 6C(1) hereof, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future Lien on, or security interest in, any assets or property of the Company or any Subsidiary or any rights relating thereto.

8S.              Establishment of Security Interest.  Schedule 8S sets forth as of the Seventh Amendment Effective Date a complete and accurate list of (i) the name, jurisdiction of organization and organizational identification number of the Company and each of its Subsidiaries, (ii) if the Company or any Subsidiary is not a “registered organization” (as defined in the UCC) organized under that law of a “State” (as defined in the UCC), the location of its place of business (if it has only one place of business) or its chief executive office (if it has more than one place of business), (iii) all real property owned or leased by the Company or any of its Subsidiaries, and (iv) all patents, trademarks, trade names, service marks, services names or copyrights owned or licensed by the Company or any of its Subsidiaries.  As of the Seventh Amendment Effective Date, all filings, assignments, pledges and deposits of documents or instruments have been made, and all other actions have been taken, that are necessary or advisable under applicable law and are required to be made or taken on or prior to the Seventh Amendment Effective Date under the provisions of this Agreement and the other Transaction Documents to create and perfect a security interest in the Collateral in favor of the Collateral Agent to secure the Notes, the Company’s obligations under the Credit Agreement and each Guarantor’s obligations under its Guaranty Agreement, subject to no Liens other than Liens permitted under clauses (i), (ii), (iii), (iv) and (vi) of paragraph 6C(1).  The Collateral and the Collateral Agent’s rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses (except any such setoff, claim or defense which could not, individually or in the aggregate, materially impair the rights of the Collateral Agent with respect to the Collateral).  The Company or a Subsidiary is the owner of the Collateral described in the Collateral Documents free from any Lien, security interest, encumbrance and any other claim or demand, except for Liens permitted under paragraph 6C(1).”

1.21                       Paragraph 10A of the Note Agreement is amended by amending the following defined terms therein in their entirety as follows:

“Called Principal” shall mean, with respect to any Note, the principal of such Note that is to be prepaid pursuant to paragraph 4B(2), 4C, is put to the Company pursuant to paragraph 5G or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

“Settlement Date” shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4B(2) or 4C, is put to the Company pursuant to paragraph 5G or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

1.22                       Paragraph 10B of the Note Agreement is amended by adding, or amending and restating, as applicable, the following defined terms:

“Banks” shall mean Fifth Third Bank, and its respective successors and assigns, and any other lender from time to time party to a Credit Agreement.

“Bank Agent” shall mean any Person which may from time to time be an agent for the Banks under a Credit Agreement.

“Collateral” shall mean all accounts, accounts receivable, inventory, machinery, equipment, general intangibles, fixtures and all other tangible or intangible personal property of the Company and its Subsidiaries, whether now owned or hereafter acquired and whether now or hereafter existing.

“Collateral Agent” shall mean Fifth Third Bank, in its capacity as collateral agent under the Intercreditor Agreement, and its successor and assigns in that capacity.

“Collateral Documents” shall mean the Security Agreement and any other agreement, document or instrument in effect on the Seventh Amendment Effective Date or executed by the Company or any Subsidiary after the Seventh Amendment Effective Date under which the Company or such Subsidiary has granted a lien upon or security interest in any property or assets to the Collateral Agent to secure all or any part of the obligations of the Company under this Agreement or the Notes or of any Guarantor under any Guaranty Agreement, and all financing statements, certificates, documents and instruments relating thereto or executed or provided in connection therewith, each as amended, restated, supplemented or otherwise modified from time to time.

“Credit Agreement” shall mean the Credit Agreement dated as of November 16, 2001 between the Company and the Fifth Third Bank, N.A., as amended, restated, supplemented or otherwise modified from time to time, or any agreement under which the Company refinances or replaces the loan facility under any Credit Agreement with a loan facility obtained from one or more financial institutions.

“Debt Service Coverage Ratio” shall mean the ratio of (i) consolidated net income of the Company and Subsidiaries plus, to the extent deducted in determining the same, interest expense and rental expense to (ii) the sum of interest expense, rental expense, the current portion of all lease obligations and the current portion of Debt, in each case for the period of four consecutive fiscal quarters (or in the case of the current portion of Debt, as of the last day of the fiscal quarter) of the Company most recently ended as of any time of determination.

“Distribution” shall mean, in respect of any corporation, association or other business entity, (i) dividends or other distributions or payments on capital stock or other equity interest of such corporation, association or other business entity (except distributions in such stock or other equity interest); and (ii) the redemption or acquisition of such stock or other equity interests or of warrants, rights or other options to purchase such stock or other equity interests (except when solely in exchange for such stock or other equity interests) unless made, contemporaneously, from the net proceeds of a sale of such stock or other equity interests.  Notwithstanding the foregoing, a Distribution shall not occur as a result of a participant in one of the Company’s shareholder-approved equity plans (an “Equity Plan”) paying any tax obligation associated with the vesting of restricted stock thereunder with shares pursuant to the terms of any such Equity Plan.

“Guarantor” shall mean each Subsidiary of the Company which may at any time be a party to a Guaranty Agreement.

“Guaranty Agreement” shall mean that certain Guaranty Agreement, dated as of May 16, 2008, by certain Subsidiaries in favor of the holders of the Notes, together with each joinder thereto, as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof.

“Intercreditor Agreement” shall mean that certain Intercreditor and Collateral Agency Agreement, dated as of May 16, 2008, among Prudential, the holders of the Notes, the Banks and the Collateral Agent, as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof.

“Priority Debt’ shall mean, as of any time of determination thereof, the aggregate amount of (i) Debt of the Company which is secured by any Lien (other than Liens permitted by paragraph 6C(1)(v)) and (ii) Debt of Subsidiaries (including any Debt of a Subsidiary which consists of a Guarantee of Debt of the Company), excluding in each case any Debt described in clause (i), (ii) or (iv) of paragraph 6C(2).”

“Restricted Payment” shall mean any Distribution in respect of the Company or any Subsidiary of the Company (other than on account of capital stock or other equity interests of a Subsidiary of the Company owned legally and beneficially by the Company or another Subsidiary of the Company), including, without limitation, any Distribution resulting in the acquisition by the Company of securities which would constitute treasury stock.  Notwithstanding the foregoing, a Restricted Payment shall not occur as a result of a participant in one of the Company’s shareholder-approved equity plans (an “Equity Plan”) paying any tax obligation associated with the vesting of restricted stock thereunder with shares pursuant to the terms of any such Equity Plan.

“Security Agreement” shall mean that certain Security Agreement, dated as of May 16, 2008, by the Company and the Guarantors in favor of the Collateral Agent for the benefit of the Banks and the holders of the Notes, as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof.

“Seventh Amendment” shall mean Amendment No. 7 to this Agreement, dated as of May 16, 2008, among the Company, Prudential and the holders of the Notes.

“Seventh Amendment Effective Date” shall mean the “Effective Date”, as defined in the Seventh Amendment.

“Transaction Documents” shall mean this Agreement, the Notes, the Intercreditor Agreement, the Company’s Acknowledgment to Intercreditor Agreement, the Guaranty Agreement, the Collateral Documents and the other agreements, documents, certificates and instruments now or hereafter executed or delivered by the Company or any Subsidiary or Affiliate in connection with this Agreement.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of Illinois.

1.23                       The first sentence of paragraph 11B of the Note Agreement is amended by deleting the “and” at the end of clause (i) thereof, amending clause (ii) therein in its entirety as follows and adding a new clause (iii) thereto as follows:

“(ii)                       the costs and expenses, including attorneys’ and financial advisory fees, incurred by such Purchaser or such Transferee in enforcing (or determining whether or how to enforce or cause the Collateral Agent to enforce) any rights under this Agreement, the Notes or any other Transaction Document (including, without limitation, to protect, collect, lease, sell, take possession of, release or liquidate any of the Collateral) or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby or by reason of your or such Transferee’s having acquired any Note, including without limitation costs and expenses incurred in any workout, restructuring or renegotiation proceeding or bankruptcy case; and (iii) all costs and expenses, including without limitation reasonable attorneys’ fees, preparing, recording and filing all financing statements, instruments and other documents to create, perfect and fully preserve and protect the Liens granted in the Collateral Documents and the rights of the holders of the Notes or of the Collateral Agent for the benefit of the holders of the Notes; and”

1.24                       The Note Agreement is amended by adding new Schedules 8A(1) and 8S thereto in the form of Schedules 8A(1) and 8S attached hereto.

SECTION 2.  Representations and Warranties.  The Company represents and warrants that  (a) each representation and warranty set forth in paragraph 8 of the Note Agreement is true and correct as of the date of execution and delivery of this letter by the Company with the same effect as if made on such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct as of such earlier date); (b) after giving effect to the amendments set forth in Section 1 hereof, no Event of Default or Default exists or has occurred and is continuing on the date hereof and (c) neither the Company nor any of its Subsidiaries has paid or agreed to pay, and neither the Company nor any of its Subsidiaries will pay or agree to pay, any fees or other consideration to any Bank or any other Person in connection with the amendment referenced in Section 3.4 hereof except as set forth therein.

SECTION 3.  Conditions Precedent.  This letter shall be deemed effective on the date (the “Effective Date”) each of the following conditions shall have been satisfied:

3.1            Documents.  Prudential shall have received original counterparts or, if satisfactory to Prudential, certified or other copies of all of the following, each duly executed and delivered by the party or parties thereto, in form and substance satisfactory to Prudential, dated the Effective Date unless otherwise indicated, and on the Effective Date in full force and effect with no event having occurred and being then continuing that would constitute a default thereunder or constitute or provide the basis for the termination thereof:

(i)                 this letter;

(ii)                the Intercreditor Agreement;

(iii)                      the Guaranty Agreement, in the form of Exhibit A attached hereto;

(iv)                       the Security Agreement;

(vi)                       all chattel paper, instruments and documents of title in which the Collateral Agent has been granted a security interest and are then required under the Collateral Documents to be delivered to the Collateral Agent, together with the related transfer documents executed in blank, in each case received by the Collateral Agent, all Uniform Commercial Code financing statements perfecting the security interests and liens granted to the Collateral Agent, ready to be filed in all offices necessary to perfect such security interests and liens or deemed by Prudential to be advisable, and all such other certificates, documents, agreements, recording and filings necessary to establish a valid and perfected first priority lien and security interest (subject only to Liens described in clauses (i), (ii), (iii), (iv) and (vi) of paragraph 6C(1)) in favor of the Collateral Agent in all of the Collateral or deemed by Prudential to be advisable;

(vii)                      a Secretary’s Certificate signed by the Secretary or an Assistant Secretary and one other officer of the Company and each Guarantor certifying, among other things, (a) as to the names, titles and true signatures of the officers of the Company or such Guarantor, as the case may be, authorized to sign the Transaction Documents to be delivered on the Effective Date to which the Company or such Guarantor, as the case may be, is a party, (b) that attached thereto is a true, accurate and complete copy of the certificate of incorporation or other formation document of the Company or such Guarantor, as the case may be, certified by the Secretary of State of the state of organization of the Company or such Guarantor, as the case may be, as of a recent date, (c) that attached thereto is a true, accurate and complete copy of the by-laws, operating agreement, partnership agreement or other organizational document of the Company or such Guarantor, as the case may be, which were duly adopted and are in effect as of the Effective Date and have been in effect immediately prior to and at all times since the adoption of the resolutions referred to in clause (d), below, (d) that attached thereto is a true, accurate and complete copy of the resolutions of the board of directors or other managing body of the Company or such Guarantor, as the case may be, duly adopted at a meeting or by unanimous written consent of such board of directors or other managing body, authorizing the execution, delivery and performance of such Transaction Documents to which the Company or such Guarantor, as the case may be, is a party, and that such resolutions have not been amended, modified, revoked or rescinded, are in full force and effect and are the only resolutions of the shareholders, partners or members of the Company or such Guarantor, as the case may be, or of such board of directors or other managing body or any committee thereof relating to the subject matter thereof, (e) that such Transaction Documents executed and delivered to Prudential by the Company or such Guarantor, as the case may be, are approved by its board of directors or other managing body in the resolutions referred to in clause (d), above, and (f) that no dissolution or liquidation proceedings as to the Company or any Subsidiary have been commenced or are contemplated;

(viii)                    a certificate of corporate or other type of entity and tax good standing for the Company and each Guarantor from the Secretary of State of the state of organization of the Company and each Guarantor and of each state in which the Company or any Guarantor is required to be qualified to transact business as a foreign organization, in each case dated as of a recent date;

(ix)                      Certified copies of Requests for Information or Copies (Form UCC-11) or equivalent reports listing all effective financing statements which name the Company, any Subsidiary or any Guarantor (under its present name and previous names) as debtor and which are filed in the office of the Secretary of State in any state in which the Company, any Subsidiary or any Guarantor is located (as determined under the UCC), and lien and judgment search reports from the county recorder of any county in which the Company, any Subsidiary or any Guarantor maintains an office or in which any assets of the Company, any Subsidiary or any Guarantor are located; and

(x)            such other certificates, documents and agreements as Prudential may reasonably request.

3.2            Certificates of Insurance.  The Company shall have delivered from insurance carriers acceptable to Prudential certificates of insurance in such forms and amounts acceptable to Prudential evidencing insurance required to be maintained under paragraph 5E of the Note Agreement or under any of the Collateral Documents under insurance policies with loss payable clauses in favor of the Collateral Agent and acceptable to Prudential.

3.3            Amendment to Credit Agreement.  Prudential shall have received a copy of the executed amendment to Credit Agreement, in form and substance satisfactory to Prudential, and such amendment shall be in full force and effect.

3.4            Proceedings.  All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in substance and form to Prudential, and Prudential shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

Upon execution hereof by the Company, this letter and each of the other  foregoing documents should be returned to: Prudential Capital Group, Two Prudential Plaza, Suite 5600, Chicago, Illinois 60601, Attention:  Scott B. Barnett.

SECTION 4.  Reference to and Effect on Note Agreement.  Upon the effectiveness of this letter, each reference to the Note Agreement and the Notes in any other document, instrument or agreement shall mean and be a reference to the Note Agreement and the Notes as modified by this letter.  Except as specifically set forth in Section 1 hereof, each of the Note Agreement and the Notes shall remain in full force and effect and each is hereby ratified and confirmed in all respects.  The execution, delivery and effectiveness of this letter shall not be construed as a course of dealing or other implication that Prudential or any holder of any Note has agreed to or is prepared to grant any consents or agree to any amendments to the Note Agreement in the future, whether or not under similar circumstances.

SECTION 5.  Expenses.  The Company hereby confirms its obligations under the Note Agreement, whether or not the transactions hereby contemplated are consummated, to pay, promptly after request by Prudential or any holder of any Note, all reasonable out-of-pocket costs and expenses, including attorneys’ fees and expenses, incurred by Prudential or any holder of any Note in connection with this letter agreement or the transactions contemplated hereby, in enforcing any rights under this letter, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this letter or the transactions contemplated hereby.  The obligations of the Company under this Section 5 shall survive transfer by any holder of any Note and payment of any Note.

SECTION 6.  Governing Law.  THIS LETTER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF ILLINOIS (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS LETTER TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH, OR THE RIGHTS OF THE PARTIES TO BE GOVERNED BY, THE LAWS OF ANY OTHER JURISDICTION).

SECTION 7.  Counterparts; Section Titles.  This letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.  Delivery of an executed counterpart of a signature page to this letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this letter.  The section titles contained in this letter are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

[signature page follows]

Very truly yours,

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By: /s/ David Quackenbush
       Vice President

THE PRUDENTIAL INSURANCE COMPANY
     OF AMERICA

By:  /s/ David Quackenbush
       Vice President

PRUCO LIFE INSURANCE COMPANY

By:  /s/ David Quackenbush
       Vice President

UNITED OF OMAHA LIFE INSURANCE
COMPANY

By:         Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:         Prudential Private Placement Investors, Inc.
(as its General Partner)

By:  /s/ David Quackenbush
       Vice President

Agreed and Accepted:

THE STEAK N SHAKE COMPANY

By: /s/ David C. Milne
Name: David C. Milne
Title: Vice President, General Counsel and Corporate Secretary

EXHIBIT A

[FORM OF GUARANTY AGREEMENT]

GUARANTY AGREEMENT

This GUARANTY AGREEMENT (the “Guaranty”), dated as of May 16, 2008, is made by the guarantors named in the Guarantor Schedule attached hereto and each guarantor that may become a party to this Guaranty by executing a joinder hereto (herein referred to, individually, as a “Guarantor” and, collectively, as “Guarantors”), in favor of Prudential Investment Management, Inc. (“Prudential”) and the holders of the Notes (as defined below) from time to time (the “Holders”).

WITNESSETH:

WHEREAS, The Steak N Shake Company, an Indiana corporation (the “Company”) has entered into that certain Amended and Restated Note Purchase and Private Shelf Agreement dated as of September 20, 2002, as amended by that certain Amendment dated December 18, 2002, that certain Amendment dated May 21, 2003, that certain Amendment dated September 17, 2003, that certain Amendment dated November 7, 2005, that certain Amendment dated October 30, 2007, that certain Amendment dated December 5, 2007 and that certain Amendment (the “Seventh  Amendment”) dated as of the date hereof (as so amended, the “Note Agreement”) among the Company, Prudential Investment Management, Inc., The Prudential Insurance Company of America and each Prudential Affiliate which has or may become a party thereto in accordance with the terms thereof, pursuant to which the Company issued and sold and the Company’s senior fixed rate notes from time to time (collectively, the “Notes”); and

WHEREAS, each Guarantor is a Subsidiary of the Company and derives substantial value and benefit from the issuance of the Notes pursuant to the Note Agreement and the amendments being made to the Note Agreement pursuant to the Seventh Amendment; and

WHEREAS, as a condition to the effectiveness of the Seventh Amendment, the Prudential has required that the Guarantors execute and deliver this Guaranty for the benefit of Prudential and the Holders.

NOW THEREFORE, for value received, to satisfy one of the conditions precedent to the effectiveness of the Seventh Amendment, for the reasons set forth above, for and in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each Guarantor, intending to be legally bound, does hereby covenant and agree as follows:

1.  DEFINITIONS; RECITALS.  Capitalized terms that are used in this Guaranty and not defined in this Guaranty shall have the meaning ascribed to them in the Note Agreement.  The recitals in this Guaranty are incorporated into this Guaranty.

2.  THE GUARANTY.

2A.              Guaranty of Payment and Performance of Obligations.  Each Guarantor, jointly and severally with each other Guarantor, absolutely, unconditionally and irrevocably guarantees the full and prompt payment in United States currency when due (whether at maturity, a stated prepayment date or earlier by reason of acceleration or otherwise) and at all times thereafter, and the due and punctual performance, of all of the indebtedness, obligations and liabilities existing on the date hereof or arising from time to time hereafter, whether direct or indirect, joint or several, actual, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, of the Company to Prudential or any Holder under or in respect of the Note Agreement, the Notes, the other Transaction Documents or any other agreements, documents, certificates and instruments now or hereafter executed or delivered by the Company, any Guarantor or any other guarantor in connection with the Note Agreement, including, without limitation, the principal of and interest (including, without limitation, interest accruing before, during or after any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding, and, if interest ceases to accrue by operation of law by reason of any such proceeding, interest which otherwise would have accrued in the absence of such proceeding, whether or not allowed as a claim in such proceeding) on the Notes and any Yield-Maintenance Amount with respect to any of the Notes (collectively, the “Guarantied Obligations”).  This is a continuing guaranty of payment and performance and not of collection.  Notwithstanding the foregoing, the aggregate amount of any Guarantor’s liability under this Guaranty shall not exceed the maximum amount that such Guarantor can guaranty without violating, or causing this Guaranty or such Guarantor’s obligations under this Guaranty to be void, voidable or otherwise rendered unenforceable under, any fraudulent conveyance or fraudulent transfer law, including Section 548(a)(2) of the Bankruptcy Code.  Each Guarantor hereby agrees to pay and to indemnify and save each Holder harmless from and against any damage, loss, cost or expense (including attorneys’ fees and expenses) which such Holder may incur or be subject to as a consequence of endeavoring to enforce this Guaranty or to collect all or any part of the Guarantied Obligations from, or in pursuing any action against the Company or any other Guarantor or enforcing any rights of any Holder in any security for the Guarantied Obligations or the liabilities of any Guarantor hereunder, including, without limitation the Collateral, and any taxes, fees or penalties which may be paid or payable in connection therewith.  Notwithstanding any provision of this Guaranty, all covenants, obligations, waivers and agreements of the Guarantors under this Guaranty shall be joint and several.

Upon an Event of Default, Prudential or any Holder may, at its sole election and without notice, proceed directly and at once against any Guarantor to seek and enforce performance of, and to collect and recover, the Guarantied Obligations, or any portion thereof, without first proceeding against the Company, any other Guarantor, any other guarantor of the Guarantied Obligations or any other Person or the Collateral, or any other security for the Guarantied Obligations or for the liability of any such other Person or any Guarantor hereunder. Prudential and each Holder shall have the exclusive right to determine the application of payments and credits, if any, from any Guarantor, the Company or from any other Person on account of the Guarantied Obligations or otherwise. This Guaranty and all covenants and agreements of each Guarantor contained herein shall continue in full force and effect and shall not be discharged until such a time as all of the Guarantied Obligations shall be indefeasibly paid in full in cash.

2B.            Obligations Unconditional.  The obligations of each Guarantor under this Guaranty shall be continuing, absolute and unconditional, irrespective of (i) the invalidity or unenforceability of the Note Agreement, the Notes, the other Transaction Documents or any other agreements, documents, certificates and instruments now or hereafter executed or delivered by the Company, any other Guarantor or any other Person in connection with the Note Agreement or any other Transaction Document or any provision thereof; (ii) the absence of any attempt by Prudential or any Holder to collect the Guarantied Obligations or any portion thereof from the Company, any other Guarantor, any other guarantor of any portion of the Guarantied Obligations or any other Person or other action to enforce the same; (iii) any action taken by Prudential or any Holder whether or not authorized by this Guaranty; (iv) any failure by Prudential or any Holder or the Collateral Agent to acquire, perfect or maintain any security interest or lien in, or take any steps to preserve its rights to, the Collateral or any other security for the Guarantied Obligations or any portion thereof or for the liability of such Guarantor hereunder or the liability of any other Guarantor or any other Person or any or all of the Guarantied Obligations; (v) any defense arising by reason of any disability or other defense (other than a defense of payment, unless the payment on which such defense is based was or is subsequently invalidated, declared to be fraudulent or preferential, otherwise avoided and/or required to be repaid to the Company or any Guarantor, as the case may be, or the estate of any such party, a trustee, receiver or any other Person under any bankruptcy law, state or federal law, common law or equitable cause, in which case there shall be no defense of payment with respect to such payment) of the Company or any other Person liable on the Guarantied Obligations or any portion thereof; (vi) Prudential’s or any Holder’s election, in any proceeding instituted under Chapter 11 of Title 11 of the Federal Bankruptcy Code (11 U.S.C. §101 et seq.) (the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code; (vii) any borrowing or grant of a security interest to Prudential or any Holder or the Collateral Agent by the Company as debtor-in-possession, or extension of credit, under Section 364 of the Bankruptcy Code; (viii) the disallowance or avoidance of all or any portion of Prudential’s or any Holder’s claim(s) for repayment of the Guarantied Obligations under the Bankruptcy Code or any similar state law or the avoidance, invalidity or unenforceability of any Lien securing the Guarantied Obligations or the liability of any Guarantor hereunder or under any of the other Transaction Documents or of the Company or any other guarantor of all or any part of the Guarantied Obligations; (ix) any amendment to, waiver or modification of, or consent, extension, indulgence or other action or inaction under or in respect of the Note Agreement, the Notes, the other Transaction Documents or any other agreements, documents, certificates and instruments now or hereafter executed or delivered by the Company or any Guarantor or any other guarantor in connection with the Note Agreement (including, without limitation, the issuance of Notes from time to time under the Note Agreement and any increase in the interest rate on the Notes); (x) any change in any provision of any applicable law or regulation; (xi) any order, judgment, writ, award or decree of any court, arbitrator or governmental authority, domestic or foreign, binding on or affecting any Guarantor, the Company or any other guarantor or any of their assets; (xii) the articles of incorporation, certificate of formation or other formation document, or the by-laws, limited liability company agreement, partnership agreement or similar formation documents of any Guarantor, the Company or any other guarantor; (xiii) any mortgage, indenture, lease, contract, or other agreement (including without limitation any agreement with stockholders, partners or members of such Guarantor, as applicable), instrument or undertaking to which any Guarantor or the Company is a party or which purports to be binding on or affect any such Person or any of its assets; (xiv) any bankruptcy, insolvency, readjustment, composition, liquidation or similar proceeding with respect to the Company, any Guarantor or any other guarantor of all or any portion of any Guarantied Obligations or any such Person’s property and any failure by Prudential or any Holder to file or enforce a claim against any Guarantor or any such other Person in any such proceeding; (xv) any failure on the part of the Company for any reason to comply with or perform any of the terms of any other agreement with any Guarantor; or (xvi) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

2C.             Obligations Unimpaired.  Prudential and each Holder is authorized, without demand or notice, which demand and notice are hereby waived, and without discharging or otherwise affecting the obligations of any Guarantor hereunder (which shall remain absolute and unconditional notwithstanding any such action or omission to act), from time to time to (i) renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, the Guarantied Obligations or any portion thereof, or otherwise modify, amend or change the terms of the Note Agreement, the Notes, any other Transaction Documents or any other agreements, documents, certificates and instruments now or hereafter executed or delivered by the Company. any Guarantor or any other guarantor of all or any of the Guarantied Obligations in connection with the Note Agreement; (ii) accept partial payments on the Guarantied Obligations; (iii) take and hold security for the Guarantied Obligations or any portion thereof or any other liabilities of the Company, the obligations of any Guarantor under this Guaranty and the obligations under any other guaranties and sureties of all or any of the Guarantied Obligations, and exchange, enforce, waive, release, sell, transfer, assign, abandon, fail to perfect, subordinate or otherwise deal with any such security (including, without limitation, the Collateral); (iv) apply such security and direct the order or manner of sale thereof as Prudential or any Holder may determine in its sole discretion; (v) settle, release, compromise, collect or otherwise liquidate the Guarantied Obligations or any portion thereof and any security therefor or guaranty thereof in any manner; (vi) extend additional loans, credit and financial accommodations to the Company or any other Guarantor and otherwise create additional Guarantied Obligations, including, without limitation, by the purchase of Notes from time to time under the Note Agreement; (vii) waive strict compliance with the terms of the Note Agreement, the Notes, any other Transaction Document or any other agreements, documents, certificates and instruments now or hereafter executed or delivered by the Company, any Guarantor or any other guarantor of all or any of the Guarantied Obligations in connection with the Note Agreement and otherwise forbear from asserting Prudential’s or any Holder’s rights and remedies thereunder; (viii) take and hold additional guaranties or sureties and enforce or forbear from enforcing any guaranty or surety of any other guarantor or surety of the Guarantied Obligations, any portion thereof or release or otherwise take any action (or omit to take any action) with respect to any such guarantor or surety; (ix) assign this Guaranty in part or in whole in connection with any assignment of the Guarantied Obligations or any portion thereof; (x) exercise or refrain from exercising any rights against the Company or any Guarantor; and (xi) apply any sums, by whomsoever paid or however realized, to the payment of the Guarantied Obligations as Prudential or any Holder in its sole discretion may determine.

2D.              Waivers of Guarantors.  Each Guarantor waives for the benefit of Prudential and the Holders:

(i)               any right to require Prudential or any Holder, as a condition of payment or performance by such Guarantor or otherwise to (a) proceed against the Company, any Guarantor, any other guarantor of the Guarantied Obligations or any other Person, (b) proceed against or exhaust any security given to or held by Prudential or any Holder or the Collateral Agent in connection with the Guarantied Obligations or any other guaranty, or (c) pursue any other remedy available to Prudential or any Holder whatsoever;

(ii)              any defense arising by reason of (a) the incapacity, lack of authority or any disability or other defense of the Company, including, without limitation, any defense based on or arising out of the lack of validity or the unenforceability of the Guarantied Obligations or any agreement or instrument relating thereto, (b) the cessation of the liability of the Company from any cause other than indefeasible payment in full of the Guarantied Obligations in cash or (c) any act or omission of Prudential or any Holder or the Collateral Agent or any other Person which directly or indirectly, by operation of law or otherwise, results in or aids the discharge or release of the Company or any security given to or held by Prudential or any Holder or the Collateral Agent in connection with the Guarantied Obligations or any other guaranty;

(iii)             any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

(iv)              any defense based upon Prudential’s any Holder’s errors or omissions in the administration of the Guarantied Obligations;

(v)            (a) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Guaranty and any legal or equitable discharge of such Guarantor’s obligations hereunder, (b) the benefit of any statute of limitations affecting the Guarantied Obligations or such Guarantor’s liability hereunder or the enforcement hereof, (c) any rights to set-offs, recoupments and counterclaims, and (d) promptness, diligence and any requirement that Prudential or any Holder or the Collateral Agent protect, maintain, secure, perfect or insure any Lien or any property subject thereto;

(vi)              notices (a) of nonperformance or dishonor, (b) of acceptance of this Guaranty by Prudential or any Holder or by such Guarantor, (c) of default in respect of the Guarantied Obligations or any other guaranty, (d) of the existence, creation or incurrence of new or additional indebtedness, arising either from additional loans extended to the Company or otherwise, including without limitation, as a result of the issuance of any Notes, (e) that the principal amount, or any portion thereof, and/or any interest on any document or instrument evidencing all or any part of the Guarantied Obligations is due, (f) of any and all proceedings to collect from the Company, any Guarantor or any other guarantor of all or any part of the Guarantied Obligations, or from anyone else, (g) of exchange, sale, surrender or other handling of any security or collateral given to Prudential or any Holder or the Collateral Agent to secure payment of the Guarantied Obligations or any guaranty therefor, (h) of renewal, extension or modification of any of the Guarantied Obligations, (i) of assignment, sale or other transfer of any Note to a Transferee, or (j) of any of the matters referred to in paragraph 2B and any right to consent to any thereof;

(vii)             presentment, demand for payment or performance and protest and notice of protest with respect to the Guarantied Obligations or any guaranty with respect thereto; and

(viii)            any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Guaranty.

Each Guarantor agrees that neither Prudential nor any Holder nor the Collateral Agent shall be under any obligation to marshall any assets in favor of such Guarantor or against or in payment of any or all of the Guarantied Obligations.

No Guarantor will exercise any rights which it may have acquired by way of subrogation under this Guaranty, by any payment made hereunder or otherwise, or accept any payment on account of such subrogation rights, or any rights of exoneration, reimbursement or indemnity or contribution or any rights or recourse to any security for the Guarantied Obligations or this Guaranty unless at the time of such Guarantor’s exercise of any such right there shall have been performed and indefeasibly paid in full in cash all of the Guarantied Obligations.

2E.            Revival.  Each Guarantor agrees that, if any payment made by the Company or any other Person is applied to the Guarantied Obligations and is at any time annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of Collateral or any other security are required to be returned by Prudential or any Holder to the Company, its estate, trustee, receiver or any other Person, including, without limitation, any Guarantor, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, such Guarantor’s liability hereunder (and any lien, security interest or other collateral securing such liability) shall be and remain in full force and effect, as fully as if such payment had never been made, or, if prior thereto this Guaranty shall have been canceled or surrendered (and if any lien, security interest or other collateral securing such Guarantor’s liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), this Guaranty (and such lien, security interest or other collateral) shall be reinstated and returned in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of any Guarantor in respect of the amount of such payment (or any lien, security interest or other collateral securing such obligation).

2F.            Obligation to Keep Informed.  Each Guarantor shall be responsible for keeping itself informed of the financial condition of the Company and any other Persons primarily or secondarily liable on the Guarantied Obligations or any portion thereof, and of all other circumstances bearing upon the risk of nonpayment of the Guarantied Obligations or any portion thereof, and each Guarantor agrees that neither Prudential nor any Holder shall have any duty to advise such Guarantor of information known to Prudential or such Holder regarding such condition or any such circumstance.  If Prudential or any Holder, in its discretion, undertakes at any time or from time to time to provide any such information to any Guarantor, neither Prudential nor such Holder shall be under any obligation (i) to undertake any investigation, whether or not a part of its regular business routine, (ii) to disclose any information which Prudential or such Holder wishes to maintain confidential, or (iii) to make any other or future disclosures of such information or any other information to any Guarantor.

2G.             Bankruptcy.  If any Event of Default specified in clauses (viii), (ix) or (x) of paragraph 7A of the Note Agreement shall occur and be continuing, then each Guarantor agrees to immediately pay to the Holders the full outstanding amount of the Guarantied Obligations without notice.

3.  REPRESENTATIONS AND WARRANTIES.

Each Guarantor represents, covenants and warrants as follows:

3A.              Organization.  Such Guarantor is duly organized and existing in good standing under the laws of its state of formation and is qualified to do business and in good standing in every jurisdiction where the ownership of its property or the nature of the business conducted by it makes such qualification necessary and in which the failure to be so qualified could be reasonably likely to result in a material adverse effect.

3B.            Power and Authority.  Such Guarantor and each Subsidiary of such Guarantor has all requisite power to conduct its business as currently conducted and as currently proposed to be conducted.  Such Guarantor has all requisite power to execute, deliver and perform its obligations under this Guaranty and the other Transaction Documents to which it is a party.  The execution, delivery and performance of this Guaranty and the other Transaction Documents to which it is a party have been duly authorized by all requisite action and this Guaranty and the other Transaction Documents to which it is a party have been duly executed and delivered by authorized officers of such Guarantor and are valid obligations of such Guarantor, legally binding upon and enforceable against such Guarantor in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3C.              Conflicting Agreements and Other Matters.  The execution and delivery of this Guaranty and the other Transaction Documents to which it is a party, the offering, issuance and sale of the Notes, and the fulfillment of or the compliance with the terms and provisions hereof will not conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of such Guarantor or any of its Subsidiaries pursuant to, the certificate of incorporation or certificate of formation or similar formation document, the by-laws, partnership agreement, limited liability company agreement or similar organizational document of such Guarantor or any of its Subsidiaries, any award of any arbitrator or any agreement (including any agreement with stockholders, members or partners of such Guarantor or Persons with direct or indirect ownership interests in stockholders, members or partners of such Guarantor), instrument, order, judgment, decree, statute, law, rule or regulation to which such Guarantor or any of its Subsidiaries is subject.  Neither such Guarantor nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing any Indebtedness of such Guarantor or such Subsidiary, any agreement relating thereto or any other contract or agreement (including its charter, bylaws, partnership agreement or operating agreement) which limits the amount of, or otherwise imposes restrictions on the incurring of, obligations of such Guarantor of the type to be evidenced by this Guaranty.

3D.              ERISA.  The execution and delivery of this Guaranty will be exempt from, or will not involve any transaction which is subject to, the prohibitions of section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code.

3E.            Governmental Consent.  Neither the nature of such Guarantor or of any Subsidiary of such Guarantor nor any of their respective businesses or properties, nor any relationship between such Guarantor or any Subsidiary of such Guarantor and any other Person, nor any circumstance in connection with the execution, delivery and performance of this Guaranty, nor the offering, issuance, sale or delivery of the Notes is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental body (excluding routine filings after the Seventh Amendment Effective Date with the Securities and Exchange Commission and/or state Blue Sky authorities and filings and recordings necessary to perfect the Liens in the Collateral intended to be created by the Collateral Documents).

3F.            Regulatory Status.  Neither such Guarantor nor any Subsidiary of such Guarantor is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, (ii) a “holding company” or a “subsidiary company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company”, within the meaning of the Energy Policy Act of 2005, as amended, or (iii) a “public utility” within the meaning of the Federal Power Act, as amended.

3G.             Actions by the Guarantor and its Subsidiaries.  Each Guarantor covenants that it will not take any action that would directly or indirectly result in an Event of Default or Default.

4.  MISCELLANEOUS.

4A.              Successors, Assigns and Participants.  This Guaranty shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of Prudential and each Holder and their respective successors, transferees and assigns; all references herein to each Guarantor shall be deemed to include its successors and assigns, and all references herein to Prudential or any Holder shall be deemed to include their respective successors and assigns.  This Guaranty shall be enforceable by Prudential and each Holder and any of Prudential’s or such Holder’s successors, assigns and participants, and any such successors and assigns shall have the same rights and benefits with respect to each Guarantor under this Guaranty as Prudential or such Holder hereunder.

4B.            Consent to Amendments.  This Guaranty may be amended, and each Guarantor may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if such Guarantor shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) of the Notes, except that, without the written consent of all of the Holders, (i) no amendment to or waiver of the provisions of this Guaranty shall change or affect the provisions of this paragraph 4B insofar as such provisions relate to proportions of the principal amount of the Notes, or the rights of any individual Holder, required with respect to any consent, (ii) no Guarantor shall be released from this Guaranty, and (iii) no amendment, consent or waiver with respect to paragraph 2A or the definition of “Guarantied Obligations” (except to add additional obligations of the Companies) shall be effective.  Each Holder at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 4B, whether or not the Notes held by such Holder shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent.  No course of dealing between any Guarantor and Prudential or any Holder, nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of Prudential or any Holder.  As used herein, the term “this Guaranty” and references thereto shall mean this Guaranty as it may from time to time be amended or supplemented.  Notwithstanding the foregoing, this Guaranty may be amended by the addition of additional Guarantors pursuant to a Guaranty Joinder in the form of Exhibit A hereto without any consent by any Guarantor, Prudential or any Holder.

4C.              Survival of Representations and Warranties; Entire Agreement.  All representations and warranties contained herein or made in writing by or on behalf of each Guarantor in connection herewith shall survive the execution and delivery of this Guaranty, the transfer by any Holder of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of Prudential, any Holder or any Transferee.  Subject to the two preceding sentences, this Guaranty and the other Transaction Documents embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof.

4D.              Notices.  All written communications provided for hereunder shall be sent by first class mail or telegraphic notice or nationwide overnight delivery service (with charges prepaid) or by hand delivery or telecopy and addressed:

(i)            in the case of any Guarantor, to:

c/o The Steak N Shake Company
500 Century Building
36 South Pennsylvania Street
Indianapolis, Indiana  46204
Attention:  Chief Financial Officer

CC: General Counsel

Phone: (317) 633-4100

Fax:  (317) 633-4106

(ii)            in the case of Prudential or any Holder, to the address specified for notices to Prudential or such Holder under the Note Agreement;

or, in either case, at such other address as shall be designated by such Person in a written notice to the other parties hereto.

4E.             Descriptive Headings; Advice of Counsel; Interpretation.  The descriptive headings of the several sections of this Guaranty are inserted for convenience only and do not constitute a part of this Guaranty.  Each Guarantor represents to Prudential and the Holders that such Guarantor has been represented by counsel in connection with this Guaranty, that such Guarantor has discussed this Guaranty with its counsel and that any and all issues with respect to this Guaranty have been resolved as set forth herein.  No provision of this Guaranty shall be construed against or interpreted to the disadvantage of Prudential or any Holder by any court or other governmental or judicial authority by reason of Prudential or such Holder having or being deemed to have structured, drafted or dictated such provision.

4F.            Satisfaction Requirement.  If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Guaranty required to be satisfactory to Prudential, any Holder or the Required Holder(s) of the Notes, the determination of such satisfaction shall be made by Prudential, such Holder or such Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

4G.             Governing Law. THIS GUARANTY SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF ILLINOIS (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS GUARANTY TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH, OR THE RIGHTS OF THE PARTIES TO BE GOVERNED BY, THE LAWS OF ANY OTHER JURISDICTION).

4H.              Counterparts; Facsimile Signatures.  This Guaranty may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same agreement.  It shall not be necessary in making proof of this Guaranty to produce or account for more than one such counterpart.  Delivery of an executed counterpart of a signature page to this Guaranty by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Guaranty.

4I.              Counsel’s Opinion.  Each Guarantor requests directs the counsel referred to in Section 3.2 of the Seventh Amendment to deliver the opinion referred to in such paragraph.

4J.            SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY OR THE OTHER TRANSACTION DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS IN COOK COUNTY, ILLINOIS, OR OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS AND, BY EXECUTION AND DELIVERY OF THIS GUARANTY, EACH GUARANTOR HEREBY IRREVOCABLY ACCEPTS, UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING.  EACH GUARANTOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT ITS ADDRESS PROVIDED IN PARAGRAPH 4D(i), SUCH SERVICE TO BECOME EFFECTIVE UPON RECEIPT.  EACH GUARANTOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON SUCH JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF PRUDENTIAL OR ANY HOLDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY GUARANTOR IN ANY OTHER JURISDICTION.  EACH GUARANTOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS GUARANTY BROUGHT IN ANY OF THE AFORESAID COURTS AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY GUARANTOR HAS OR MAY HEREAFTER ACQUIRE IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH GUARANTOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS GUARANTY.  EACH GUARANTOR HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED THEREBY.

4K.              Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or such condition exists.

4L.            Severability.  Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4M.             Contribution with Respect to Guaranty Obligations.  At all times when there is more than one Guarantor party hereto, each Guarantor party hereto agrees as follows:

 (i)   To the extent any Guarantor shall make a payment of all or any of the Guarantied Obligations (a “Guarantor Payment”) that exceeds the amount that such Guarantor would otherwise have paid, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, if each Guarantor had paid the aggregate Guarantied Obligations satisfied by all such Guarantor Payments in the same proportion that such Guarantor’s Allocable Amount (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of all Guarantors (as determined immediately prior to such Guarantor Payment), then, after the Guarantied Obligations shall be indefeasibly paid in full in cash and no Holder shall have any commitment under the Note Agreement, such Guarantor shall be entitled to receive contribution and indemnification payments from and be reimbursed by each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(ii)   As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the maximum amount of the claim that could then be recovered from such Guarantor under this Section 4M without rendering such claim void, voidable or otherwise unenforceable under, any fraudulent conveyance or fraudulent transfer law, including Section 548 of the Bankruptcy Code.

              (iii)   This Section 4M is intended only to define the relative rights of Guarantors, and nothing in this Section 4M is intended to or shall impair the obligations of Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with this Guaranty.

(iv)   The rights of contribution and indemnification hereunder shall constitute assets of the Guarantor to which such contribution and indemnification is owing.

 (v)   The rights of the indemnifying Guarantors against other Guarantors under this Section 4M shall be exercisable once the Guarantied Obligations shall be indefeasibly paid in full in cash and no Holder shall have any commitment under the Note Agreement.

[signature pages follow]

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty Agreement to be duly executed as of the date first above written.

STEAK N SHAKE OPERATIONS, INC., an Indiana corporation

By: /s/ David C. Milne
Vice President, General Counsel and Corporate Secretary

SNS INVESTMENT COMPANY, an Indiana Corporation

By: /s/ David C. Milne
Vice President, General Counsel and Corporate Secretary

STEAK N SHAKE ENTERPRISES, INC., an Indiana corporation

By: /s/ David C. Milne
Vice President, General Counsel and Corporate Secretary

GUARANTOR SCHEDULE

STEAK N SHAKE OPERATIONS, INC., an Indiana corporation

SNS INVESTMENT COMPANY, an Indiana corporation

STEAK N SHAKE ENTERPRISES, INC., an Indiana corporation

EXHIBIT A
[FORM OF JOINDER AGREEMENT TO GUARANTY AGREEMENT]

JOINDER AGREEMENT NO. ____ TO GUARANTY AGREEMENT

RE: THE STEAK N SHAKE COMPANY

This Joinder Agreement is made as of ______________, in favor of Prudential Investment Management, Inc. (“Prudential”) and the Holders(as such term is defined in the Guaranty, as hereinafter defined).

            A.             Reference is made to the Guaranty Agreement made as of May 16, 2008 (as such guarantee may be supplemented, amended, restated or consolidated from time to time, the “Guaranty”) by certain Persons in favor of Prudential and the Holders, under which such Persons have guaranteed to Prudential and the Holders the due payment and performance by The Steak N Shake Company, an Indiana corporation (the “Company”) of the Guarantied Obligations (as defined in the Guaranty).

            B.             Capitalized terms used but not otherwise defined in this Joinder Agreement have the respective meanings given to such terms in the Guaranty, including the definitions of terms incorporated in the Guaranty by reference to other agreements.

            C.             Section 4B of the Guaranty provides that additional Persons may from time to time after the date of the Guaranty become Guarantors under the Guaranty by executing and delivering to Prudential and the Holders a supplemental agreement to the Guaranty in the form of this Joinder Agreement.

For valuable consideration, each of the undersigned (each a “New Guarantor”) severally (and not jointly, or jointly and severally) agrees as follows:

1.            Each of the New Guarantors has received a copy of, and has reviewed, the Guaranty and the Transaction Documents in existence on the date of this Joinder Agreement and is executing and delivering this Joinder Agreement to Prudential and the Holders pursuant to paragraph 4B of the Guaranty.

2.            Effective from and after the date this Joinder Agreement is executed and delivered to Prudential and the Holders by any one of the New Guarantors (and irrespective of whether this Joinder Agreement has been executed and delivered by any other Person), such New Guarantor is, and shall be deemed for all purposes to be, a Guarantor under the Guaranty with the same force and effect, and subject to the same agreements, representations, guarantees, indemnities, liabilities and obligations, as if such New Guarantor was, effective as of the date of this Joinder Agreement, an original signatory to the Guaranty as a Guarantor.  In furtherance of the foregoing, each of the New Guarantors jointly and severally guarantees to Prudential and the Holders in accordance with the provisions of the Guaranty the due and punctual payment and performance in full of each of the Guarantied Obligations as each such Guarantied Obligation becomes due from time to time (whether because of maturity, default, demand, acceleration or otherwise) and understands, agrees and confirms that Prudential and the Holders may enforce the Guaranty and this Joinder Agreement against such New Guarantor for the benefit of Prudential and the Holders up to the full amount of the Guarantied Obligations without proceeding against any other Guarantor, the Company, any other Person, or any collateral securing the Guarantied Obligations.  The terms and provisions of the Guaranty are incorporated by reference in this Joinder Agreement.

3.            Upon this Joinder Agreement bearing the signature of any Person claiming to have authority to bind any New Guarantor coming into the hands of Prudential or any Holder, and irrespective of whether this Joinder Agreement or the Guaranty has been executed by any other Person, this Joinder Agreement will be deemed to be finally and irrevocably executed and delivered by, and be effective and binding on, and enforceable against, such New Guarantor free from any promise or condition affecting or limiting the liabilities of such New Guarantor and such New Guarantor shall be, and shall be deemed for all purposes to be, a Guarantor under the Guaranty.  No statement, representation, agreement or promise by any officer, employee or agent of Prudential or any Holder forms any part of this Joinder Agreement or the Guaranty or has induced the making of this Joinder Agreement or the Guaranty by any of the New Guarantors or in any way affects any of the obligations or liabilities of any of the New Guarantors in respect of the Guarantied Obligations.

4.            This Joinder Agreement may be executed in counterparts.  Each executed counterpart shall be deemed to be an original and all counterparts taken together shall constitute one and the same Joinder Agreement.  Delivery of an executed counterpart of a signature page to this Joinder Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Joinder Agreement.

5.            This Joinder Agreement is a contract made under, and will for all purposes be governed by and interpreted and enforced according to, the internal laws of the State of Illinois excluding any conflict of laws rule or principle which might refer these matters to the laws of another jurisdiction.

6.            This Joinder Agreement and the Guaranty shall be binding upon each of the New Guarantors and the successors of each of the New Guarantors.   None of the New Guarantors may assign any of its obligations or liabilities in respect of the Guarantied Obligations.

IN WITNESS OF WHICH this Joinder Agreement has been duly executed and delivered by each of the New Guarantors as of the date indicated on the first page of this Joinder Agreement.

[NEW GUARANTOR]

By:
Name:
Title:

SCHEDULE 8A(1)

SUBSIDIARIES

EXHIBIT 8A(1)

Name of Entity	State of Incorporation	EIN	Owner	Guarantor of Indebtedness
The Steak n Shake Company	IN	37-0684070	Public Company	YES
Steak n Shake Enterprises, Inc.	IN	20-3757648	Steak n Shake Operations, Inc.	YES
Steak n Shake Operations, Inc.	IN	35-1604308	The Steak n Shake Company	YES
SNS Investment Company, Inc.	IN	35-1853143	The Steak n Shake Company	YES
Consolidated Specialty Restaurants, Inc.	IN	35-1637905	The Steak n Shake Company	NO
Steak n Shake LLC	IN	30-0342951	Steak n Shake Operations, Inc.	NO

SCHEDULE 8S

EXHIBIT 8(S)

Name of Entity	State of Incorporation	EIN	Owner	Guarantor of Indebtedness
The Steak n Shake Company	IN	37-0684070	Public Company	YES
Steak n Shake Enterprises, Inc.	IN	20-3757648	Steak n Shake Operations, Inc.	YES
Steak n Shake Operations, Inc.	IN	35-1604308	The Steak n Shake Company	YES
SNS Investment Company, Inc.	IN	35-1853143	The Steak n Shake Company	YES
Consolidated Specialty Restaurants, Inc.	IN	35-1637905	The Steak n Shake Company	NO
Steak n Shake LLC	IN	30-0342951	Steak n Shake Operations, Inc.	NO